UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 3, 2007

THE AES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12291	54-1163725
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4300 Wilson Boulevard, Suite 1100, Arlington, Virginia		22203
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (703) 522-1315

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The AES Corporation (“AES” or the “Company”) today announced that on June 27, 2007, its Board of Directors (the “Board”) appointed Catherine Freeman to the position of Deputy Chief Financial Officer.  Ms. Freeman previously held the title of Vice President and Controller.  In her new role, Ms. Freeman’s principal responsibility will be to review and ensure adequate and consistent application of AES financial policies and controls across the Company’s subsidiaries.  In this role, Ms. Freeman will act as a member of the board of directors of certain publicly traded subsidiaries of AES and shall provide technical and corporate governance support for those boards, including their respective financial audit committees.  She will also be responsible for assisting with the review of the financial controls and audits at the Company’s subsidiaries, including their technical performance, staffing and quality assurance programs. Ms. Freeman joined the Company in 2004 as Vice President and Controller, and in that position maintained the Company's accounting functions and managed our global financial controls.

AES also announced that on June 27, 2007, the Board appointed Mary Wood to the position of Vice-President and Controller where she will assume responsibility for the Company’s accounting functions.   Ms. Wood is a partner at Tatum, LLC (“Tatum”), an executive services and consulting firm in the U.S., where she is a Partner in the South Florida office.

Ms. Wood brings more than twenty-five years of accounting experience to AES.   Ms. Wood, 52, has a Bachelor’s of Business Administration in accounting from Florida Atlantic University.  Prior to joining Tatum in 2005, she worked as Executive Vice President and Chief Financial Officer for DHL Express of the Americas from 2002-2004 and as Senior Vice President of Shared Services for ANC Corporation.  She was formerly Vice-President, Controller and Chief Accounting Officer for AutoNation Inc. and Chief Financial Officer for Alamo Rent-A-Car.  Ms. Wood was a partner at KPMG Peat Marwick from 1987 until 1995.

The Company has reached agreement on the terms of Ms. Wood’s employment with AES.  The agreement expires on December 31, 2008.   Ms. Wood will receive a salary of $25,000 per month, she will be eligible for a 50% annual cash incentive bonus based on individual and business performance, she will be eligible for a “success bonus” for achieving certain to be agreed-upon milestones in the amount of up to $240,000,  she will be reimbursed for healthcare costs up to $8,000 per year, and she will be eligible to participate in  The AES Corporation Retirement Savings Plan, which is the Company’s 401(k) plan, and any profit sharing award to employees.  The Company will also reimburse Ms. Wood for her accommodations in Virginia and her travel expenses from Florida to Virginia.  The Company has no obligation to provide Ms. Wood any stock-based compensation and she will not be eligible to participate in the Company’s severance plan. However, if the Company terminates Ms. Wood within the first 90 days of her employment, she shall be entitled to a $20,000 severance payment, which increases to $40,000 if the termination occurs more than 90 days after her employment commences until the expiration of the agreement.

In connection with Ms. Wood’s employment with AES, the Company has entered into an Interim Engagement Resources Agreement with Tatum (the “Tatum Agreement”).  Pursuant to the agreement, the Company will pay Tatum a fee of $11,250 per month for each month Ms. Wood is employed with the Company.  Tatum will also be paid amounts equal to 25% of any success bonus and/or severance paid to Ms. Wood.  In addition, if the Company terminates the Tatum Agreement and retains Ms. Wood as an employee or as an independent contractor (i) during the first 18 months of the term of the Tatum Agreement, the Company will pay Tatum a break up fee of 45% of Ms. Wood’s total base salary and target bonus amount; and (ii) after the first 18 months of the term of the Tatum Agreement but prior to the day following the one year anniversary of Ms. Wood’s termination by the Company, the Company will pay Tatum a break up fee of 35% of Ms. Wood’s total base salary and target bonus amount.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE AES CORPORATION
(Registrant)

	By:	/s/ Brian A. Miller
Name: Brian A. Miller
Title: General Counsel

Date July 3, 2007